EXHIBIT 5

Michael K. Hair, P.C.
Attorney at Law
7407 E. Ironwood Court
Scottsdale, Arizona 85258
Telephone: (480) 443-9657
Facsimile:  (480) 443-1908

March 20, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

    Re:   American Southwest Holdings, Inc. - Form SB-2 Registration Statement No. 333-127530

Ladies and Gentlemen:

We have acted as counsel to American Southwest Holdings, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 121,855,181 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”). All of the Shares are being registered on behalf of certain shareholders of the Company (the “Selling Shareholders”).

In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation and the Bylaws of the Company, as amended.  In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion, insofar as it relates to the Selling Shareholders’ shares being fully paid, is based solely on information provided by the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware;

2.	112,855,181 of the Shares have been duly authorized and are validly issued, fully paid and nonassessable; and

3.
9,000,000 of the Shares issuable upon exercise of outstanding warrants have been duly authorized, and, when issued, sold and delivered against payment therefor in accordance with the terms and conditions of such warrants will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Securities and Exchange Commission
March 20, 2006

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Michael K. Hair, P.C.

By:	/s/ Michael K. Hair

Michael K. Hair, President